Exhibit 99.2

Tucows Conference Call Script January 20, 2017

Operator

Good morning ladies and gentlemen. Welcome to Tucows Special Announcement conference call.

Please note that today's call is being broadcast live over the internet and will be archived for replay both by telephone and via the internet beginning approximately 1 hour following the completion of this call. Details on how to access the replays are available in today's news release.

Before we begin, let me remind you that matters the company will be discussing include forward looking statements and as such are subject to risks and uncertainties that could cause the actual results to differ materially. The company urges you to read its security filings for a full description of the risk factors applicable for its business. Because we are unable to predict certain potentially material items affecting net income on a GAAP basis at this time, principally the amount deferred revenue will be reduced by the impact of purchasing accounting on historical deferred revenue, we cannot reconcile the estimated adjusted EBITDA for future years, a non-GAAP measure, to net income, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

I would now like to turn the call over to Tucows’ President and Chief Executive Officer, Mr. Elliot Noss. Please go ahead Mr. Noss.

ELLIOT NOSS

Thank you, operator, and thanks everyone for joining us today. I am going to begin with some brief prepared remarks and then will open the call to questions.

This morning we issued a news release announcing that we have signed a definitive agreement under which Tucows acquired eNom and related brands from Rightside for a purchase price of $83.5 million. The transaction is expected to close today. For clarity, Rightside will retain its registry business and the Name.com retail business.

The transaction represents a singular opportunity to leverage our Wholesale Domains business by adding a well-respected brand with consistent performance and strong cash flows. The eNom business will add approximately 14.5 million domains under management, nearly doubling our current base of approximately 15 million leaving us as the second largest registrar in the world by a fair margin.

These two businesses have been competing for over 15 years. We know and respect each other. Each business also has particular strengths. Following completion of the transaction, we will continue to operate the acquired eNom properties under their current brands and we’ll maintain the existing reseller APIs, as well as the eNom accreditation, which means there will be no bulk migration of names required. We will also maintain the Seattle office.

From a financial perspective, the businesses we are acquiring generated approximately $116.5 million in revenue through Q3 2016.  These businesses have slightly lower gross margins than our existing domains business.

In terms of cash contribution or EBITDA of any sort, this is a SAAS-platform business and the efficiencies are on the cost side. The simplest way to think about this transaction is that we are paying under $90 million dollars for around $20 million in additional contribution to cash EBITDA once synergies have been realized. For those numbers, I have taken the purchase price, added the extra costs we will incur to rationalize the platforms and businesses and looked at the contribution number as additional gross margin less additional opex. In 2017 that additional contribution will be more like $15 million, but we will provide a more fulsome look at 2017 on the Q1 call in just a couple of weeks. We will be taking our time with the platform integration to maximize the inherent strengths in both businesses and expect to realize the operating synergies over the next 24 months.

The expected synergies here are straightforward operating synergies. We will be benefiting from one set of costs for finance, HR, and other typical head office costs. We will be benefiting from all sales and day-to-day operations being spread over a much larger book of business. We also will benefit from some of the additional skills we will be adding from eNom being applied across not just the domains business, but also the Ting business.  And of course over time there will be significant platform synergies.

The purchase price will be financed entirely through our amended credit facility, which we have expanded to $140 million from the previous $75 million level.

I would like to comment on the accounting treatment of this transaction as it will make the GAAP numbers for 2017 rather disconnected from the cash generated by the business and the way we look at the business internally. Under US GAAP purchase accounting rules, we are required to record all assets and liabilities at fair value as of the date of acquisition, which in the case of deferred revenue will result in it being recorded at a different value than its historical book value. Most notably, this will have the effect of reducing revenue and deferred revenue of the acquired business from what would have otherwise been recognized pre-acquisition. The accounting will have no cash impact. This will principally be felt in 2017 and 2018, and will dampen our reported revenue and EBITDA during those periods and impact the comparability of our reported financial results pre- and post- acquisition. At a cash level, however, all will be good and as you all know, that is what we focus on.

As the preliminary valuation for the acquisition has not yet been completed, we are not yet able to quantify the impact this will have on our results but again, we expect to provide estimates during our call in early February. Finally, we do not expect this to impact our future renewal rates for customers included within the deferred revenue write-down and to the extent that our customers renew their names, the full amount of renewal revenue in future periods will be recognized.

This transaction is, of course, our second Domains acquisition in less than a year – the first being our acquisition of the international wholesale reseller channel of Melbourne IT in April of last year. I want to be clear, however, that these two transactions should not be seen as any change in our view of M&A or our overall capital allocation strategy. These were simply individual, opportunistic transactions that presented themselves at attractive valuations and which represented excellent uses of capital. While there may be additional opportunities in the coming years, eNom was a singular opportunity.

I’m now happy to take any questions that you might have.

Operator?

[Q&A Session]

Thank you operator. And thanks again to everyone for joining us today. We look forward to speaking with you when we report for fourth quarter results next month.